Exhibit 10.33

T-REX CAFE, INC.

STOCKHOLDERS’ AGREEMENT

DATED AS OF FEBRUARY 24, 2006

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page

13.12	Severability	25
13.13	Governing Law; Jurisdiction	25
13.14	Headings	25
13.15	Counterparts	25
13.16	Entire Agreement	25

Schedule I –	Asia Assets
Schedule II –	T-Rex Assets
Schedule III –	Assets on Consignment
Schedule IV –	SCI Intellectual Property
Schedule V –	Payables and Notes
Schedule VI –	Cost Cap

Exhibit A –	Contribution Agreement
Exhibit B –	Escrow Agreement
Exhibit C –	Management Agreement
Exhibit D –	Form of Consulting Agreement

iii

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into effective as of the 24th day of February, 2006 (the “Effective Date”) by and among T-Rex Cafe, Inc., a Delaware corporation (the “Company”), LCHLN, Inc., a Delaware corporation (“Landry’s”), and Schussler Creative, Inc., a Minnesota corporation (“SCI”). Landry’s Restaurants, Inc., a Delaware corporation, shall be a party to this Agreement solely in connection with its obligations set forth in Section 2.07.

RECITALS

WHEREAS, SCI has created and owns free and clear two new restaurant concepts known as “T-Rex” and “Asia”;

WHEREAS, Landry’s desires to arrange financing for the construction of and to manage the construction and operation of at least four T-Rex restaurants or Asia restaurants which shall contain restaurant and retail operations (the “T-Rex/Asia Restaurants”);

WHEREAS, SCI and Landry’s contemporaneously with the Closing (as hereinafter defined) shall each make capital contributions to the Company as described herein for the purpose of developing the T-Rex/Asia Restaurants; and

WHEREAS, the Company and the Stockholders (as hereinafter defined) desire to enter into this Agreement to set forth certain agreements by and among the parties hereto with respect to (i) the management and governance of the Company and (ii) the rights of each Stockholder;

NOW, THEREFORE, for and in consideration of the promises and faithful performance of the mutual covenants hereinafter recited, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as hereinafter defined) hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms used in this Agreement have the meanings specified in (i) the introductory paragraph, (ii) the recitals, or (iii) this Article I, as the case may be.

“AAA” has the meaning set forth in Section 12.01.

“Act” means the Delaware General Corporate Law, as amended from time to time.

“Agreed Value” of any property at a particular time means the Fair Market Value of such property at the time as determined by the Executive Committee.

“Agreement has the meaning set forth in the introductory paragraph.

“Ancillary Payments” has the meaning set forth in Section 3.01.

“Answering Notice” has the meaning set forth in Section 6.04.

“Arbitration Award” has the meaning set forth in Section 12.02.

“Arbitration Notice” has the meaning set forth in Section 12.01.

“Asia Assets” means the assets set forth on Schedule I.

“Board of Directors” means the board of directors of the Company.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation and (ii) any other Person, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Person.

“Certificate” means the Certificate of Incorporation relating to the Company filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

“Change in Control” means, with respect to SCI, any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of SCI’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by SCI; (ii) the consolidation or merger of SCI with or into another Person pursuant to a transaction in which the outstanding voting capital stock of SCI are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding voting capital stock of SCI are changed into or exchanged for voting capital stock of the surviving corporation or its parent and (b) the holders of the voting capital stock of SCI immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding voting capital stock of the surviving corporation or its parent immediately after such transaction; and (iii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of more than 50% of all of the then outstanding voting capital stock of SCI, except in a merger or consolidation which would not constitute a Change in Control under clause (ii) above.

“Claim” has the meaning set forth in Section 11.01(a).

“Closing” means the consummation of the transactions contemplated in this Agreement which shall take place no earlier than the date in which the Closing Conditions have been fulfilled at a location and a time mutually agreed upon by the Parties.

“Closing Conditions” means (i) SCI has obtained a settlement and release agreement from Levy Restaurants in form and substance satisfactory to Landry’s that provides for the assignment of all trademarks and copyrights, if any, associated with any menus developed for the T-Rex/Asia Restaurants and a full and final release of SCI and its successors and assigns from all liability to Levy Restaurants and affiliates; and (ii) the Company or any affiliate thereof shall have entered into two lease agreements with Walt Disney World Hospitality & Recreation Company in form and substance satisfactory to Landry’s for the Disney “T-Rex” restaurant and the Disney “Asia” restaurant.

“Closing Date” means the date on which the Closing occurs.

“Commercial Arbitration Rules” has the meaning set forth in Section 12.01.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the recitals.

“Confidential Information” means (a) all information and documents that any Providing Party furnishes or otherwise discloses to any Recipient Party, including, without limitation, information or documents of the Providing Party or any affiliate of the Providing Party relating to (i) the business, production, processes and services of such Parties, (ii) research and development, (iii) inventions and ideas, (iv) software (including object code and source code), (v) products under development, (vi) business plans, (vii) market studies, (viii) purchasing, accounting, engineering, marketing, merchandising, pricing and sales, (ix) information technology, and (x) employees or customers, including employee and customer lists, and (b) all notes, analyses, compilations, studies, interpretations or other documents, records or data (in whatever form maintained, whether documentary, electronic or otherwise) prepared by a Recipient Party, which contain or otherwise reflect or are generated from such information or documents. The term “Confidential Information” does not include information (w) received from a third party not employed by or affiliated with the Providing Party, provided that the source of such information is not known by the Recipient Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Providing Party or any other party with respect to such information; (x) which is or becomes known to the public other than through a breach of this Agreement; (y) which was within the Recipient Party’s possession prior to its being furnished to the Recipient Party by the Providing Party pursuant to this Agreement, provided that the source of such information was not known to the Recipient Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Providing Party or any other party with respect to such information; or (z) independently developed by the Recipient Party without reference to the Confidential Information, provided that such independent development can reasonably be proven by the Recipient Party through a written record.

“Contributed Assets” has the meaning set forth in Section 2.01(a).

“Contribution Payment” has the meaning set forth in Section 2.05(a).

“Corporate Expenses” has the meaning set forth in Section 5.04.

“Cost Cap” initially means the amount described and computed on Schedule VI hereto, which consists of the capital expenditures required by the Company to open the three T-Rex/Asia Restaurants described on Schedule VI, plus $1,000,000 per T-Rex/Asia Restaurant for pre-opening expenses, plus a cost overrun of twenty percent (20%). The Cost Cap shall be recomputed in the event the parties agree to substitute a new location for one described on Schedule VI, and at such time, the parties shall agree to the new approximate capital expenditures required to open such T-Rex/Asia Restaurant and shall replace Schedule VI with a new schedule reflecting such changes.

“Disney” means The Walt Disney Company and its affiliates including Disney World Hospitality & Recreation Company.

“Disney Restaurants” has the meaning set forth in Section 6.01.

“Disney T-Rex Cap Ex Amount” has the meaning set forth in Section 2.02(c).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Escrow Agreement” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” means any and all liabilities or obligations of any kind whatsoever, known or unknown which may exist or which may arise hereafter against SCI or any of its affiliates or Steven Schussler, other than those liabilities or obligations specifically set forth on Schedule III or Schedule V hereto and Section 11.03.

“Executive Committee” has the meaning set forth in Section 5.02(a).

“Exercise Notice” has the meaning set forth in Section 6.03.

“Fair Market Value” of an item of property means the amount of cash a willing buyer would pay a willing seller for that property at that time in an arm’s length transaction.

“First Arbitrator has the meaning set forth in Section 12.01.

“Gross Revenue” means all revenue derived from any source directly or indirectly by the Company.

“Intellectual Property” means any and all U.S. and foreign intellectual property, including patent applications, patents and any reissues or reexaminations thereof, copyright registrations, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), moral rights of authorship, rights in designs, trade secrets, tradedress, technology, inventions, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical information, confidential and proprietary information, and all other intellectual property rights.

“Landry’s” has the meaning set forth in the introductory paragraph.

“Landry’s First Call Option” has the meaning set forth in Section 7.01.

“Landry’s Second Call Option” has the meaning set forth in Section 7.01.

“Management Fee” has the meaning set forth in Section 2.04.

“Party” or “Parties” means the Company, SCI and Landry’s as parties to this Agreement.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental authority or other entity.

“Providing Party” means any Party providing Confidential Information under this Agreement.

“Recipient Party” means any Party receiving Confidential Information under this Agreement, including such Party’s Representatives.

“Representatives” means any director, officer, employee, representative, common-law agent, attorney, consultant, accountant, financial or other advisor, or bank or other financing source of or to a Person.

“Responding Notice” has the meaning set forth in Section 6.05.

“Restaurant Level Profit” means the profit before federal income taxes on the combined income statements of all the T-Rex/Asia Restaurants of the Company as adjusted such that the expenses shall specifically include the:

(i)	Royalty Fee paid to SCI;

(ii)	Research and development payments paid to SCI pursuant to the terms of Section 3.03;

(iii)	Management Fee paid to Landry’s;

(iv)	Interest expense; which shall be the lesser of the actual interest expense incurred and $1 million in any Trailing Twelve Month Period; and

(v)	other expenses of the T-Rex/Asia Restaurants;

but the expenses shall NOT include:

(a)	allocation of Landry’s corporate expenses; provided, however, if such corporate expenses are third party expenses with a non-affiliate and are incurred on behalf of an individual T-Rex/Asia Restaurant based upon the Executive Committee’s good faith determination that such expenses are more economical if purchased at the corporate level in conjunction with other Landry’s restaurants, then such expenses shall be allocated on a reasonable pro-rata basis to the Company and included as an adjustment to Restaurant Level Profit, e.g. property and casualty insurance and health insurance for employees;

(b)	the pre-opening expenses paid by Landry’s pursuant to the terms of Section 2.02(e); or

(c)	depreciation.

“Restricted Business” has the meaning set forth in Section 4.02.

“Restricted Business ROFR” has the meaning set forth in Section 4.02.

“Royalty Fee” has the meaning set forth in Section 3.02.

“SCI” has the meaning set forth in the introductory paragraph.

“SCI Intellectual Property” means all of the Intellectual Property of SCI relating to the “T-Rex” and “Asia” concepts that is in existence on the date of this Agreement, including, without limitation, those items set forth on Schedule IV hereto.

“SCI’s Key Employee” means Steven Schussler.

“SCI’s Put Option” has the meaning set forth in Section 6.01.

“Second Arbitrator has the meaning set forth in Section 12.01.

“Stockholder” means either Landry’s or SCI, and “Stockholders” means Landry’s and SCI and their permitted transferees.

“T-Rex Assets” means the assets set forth on Schedule II.

“T-Rex/Asia Restaurants” has the meaning set forth in the Recitals.

“Third Arbitrator has the meaning set forth in Section 12.01.

“Trailing Twelve-Month Period” means, as to the effective date of the calculation hereunder, which shall be the date of the Exercise Notice, the twelve-calendar-month period ending on the last day of the most recent calendar month that is at least one complete calendar month prior to the Exercise Notice; for example, the Trailing Twelve-Month Period for an effective date of June 6 would be the twelve months ending on the prior April 30; for an effective date of December 1 would be the twelve months ending on the prior October 31; and for an effective date of March 31 would be the twelve months ending on the prior January 31.

“Transfer” shall mean and include any direct or indirect offer for sale, sale, assignment, transfer, pledge, encumbrance, or other disposition of, or the subjecting to a security interest of, any Capital Stock or any disposition of any Capital Stock or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.01 SCI’s Contributions.

(a) Contribution Agreement. On the Closing Date, SCI agrees to enter into the Contribution Agreement in substantially the form attached hereto as Exhibit A wherein it shall irrevocably assign, sell, convey, and transfer to the Company all right, title, and interest in and to the (i) T-Rex Assets, (ii) the Asia Assets, (iii) the assets on consignment set forth on Schedule III hereto and (iii) the SCI Intellectual Property, including, without limitation, the items set forth on Schedule IV hereto and all causes of action (including the right to seek damages for the past or future infringement of any Intellectual Property that accrues in favor of SCI) (such assets collectively referred to herein as the “Contributed Assets”).

(b) Further Assurances. From time to time, upon Landry’s or the Company’s request, SCI shall take any and all steps necessary to execute, acknowledge, and deliver to the Company or Landry’s any and all further instruments and assurances necessary or expedient in order to invest all right, title, and interest in any aforementioned Contributed Assets in the Company and to facilitate the Company’s enjoyment, enforcement, and recordation of such rights.

2.02 Landry’s Contributions.

(a) Ancillary Payments to SCI. On the Closing Date, Landry’s shall contribute to the Company the amounts necessary for the Company to make (i) the Contribution Payment to SCI and (ii) the Ancillary Payments set forth in Section 3.01.

(b) Delivery of Leased Properties. On the Closing Date, Landry’s shall place One Million Dollars ($1,000,000) in an interest bearing escrow account pending delivery of the property to the Company or its affiliate under the two lease agreements between the Company or its affiliate and Disney. The money placed in the escrow account shall be released from escrow and paid to SCI only in accordance with the terms and conditions set forth in the Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

(c) Development of the T-Rex/Asia Restaurants. Landry’s agrees to contribute to the Company the amounts necessary to fund and/or guarantee the financing for the construction of at least four T-Rex/Asia Restaurants based upon the anticipated capital expenditures in the amounts described below:

Location	Approximate Capital Expenditure
Kansas City “T-Rex” Kansas City, Missouri	$2 million

Disney “T-Rex” Disney World, Orlando, Florida	$26.7 million (the “Disney T-Rex Cap Ex Amount”)

Disney “Asia” Disney World, Orlando, Florida	$10 million

Mohegan Sun “T-Rex” Connecticut	$5 million

or such other locations or anticipated capital expenditures as mutually agreed to by the Stockholders. The Parties acknowledge that the funding of the capital expenditures described above may occur over a four year period following the Closing Date, depending on a number of factors, including, without limitation, the execution of the necessary leases, the delivery of possession of the real property with respect to such leases and required opening dates under such leases. To the extent that any invoice set forth on Schedule V-B hereto is reduced after the Closing Date, the Disney T-Rex Cap Ex Amount shall be increased on a dollar for dollar basis.

(d) Assets on Consignment. Landry’s agrees to contribute to the Company the amounts necessary to fund the acquisition by the Company of the Contributed Assets that are on consignment or not yet paid for, as set forth on Schedule III hereto, provided that with respect to the items set forth on Schedule III hereto, Landry’s shall not be obligated to contribute to the Company any amount in excess of $300,000. In the event that the acquisition by the Company of the items set forth on Schedule III requires the Company to pay any amount in excess of $300,000 (an “Excess Amount”), SCI agrees to contribute to the Company an amount equal to such Excess Amount.

(e) Pre-Opening Costs of Each Location. Landry’s shall fund and/or guarantee the financing of the pre-opening costs associated with each of the grand openings of four T-Rex/Asia Restaurants.

The capital contributions described in paragraphs (b), (c), (d) and (e) above shall be made by Landry’s following the happening of the event that gives rise to such contribution as necessary for the Company to timely fulfill its obligations in connection therewith.

2.03 Cost Overruns.

(a) If the aggregate of all construction and pre-opening costs associated with the opening of Kansas City “T-Rex,” Disney “Asia” and Mohegan Sun “T-Rex” exceeds the amount of the Cost Cap, then (i) SCI shall pay 20% of the amount that exceeds the Cost Cap to the Company in the form of an additional capital contribution and (ii) Landry’s shall pay 80% of the amount that exceeds the Cost Cap to the Company in the form of an additional capital contribution.

(b) If the aggregate of all construction costs associated with the opening of Disney “T-Rex” exceeds the Disney T-Rex Cap Ex Amount, then each of SCI and Landry’s shall pay 50% of the amount that exceeds the Disney T-Rex Cap Ex Amount to the Company in the form of an additional capital contribution.

(c) If the aggregate of all pre-opening costs associated with the opening of Disney “T-Rex” exceeds $1,200,000, then (i) SCI shall pay 20% of the amount that exceeds $1,200,000 to the Company in the form of an additional capital contribution and (ii) Landry’s shall pay 80% of the amount that exceeds $1,200,000 to the Company in the form of an additional capital contribution.

2.04 Management Agreement. On the Closing Date, the Company shall enter into a Management Agreement with Landry’s Restaurants, Inc. or one of its affiliates in substantially the form attached hereto as Exhibit C pursuant to which Landry’s Restaurants, Inc. or such affiliate(s) will provide all the management and other necessary skill to construct, operate and manage each T-Rex/Asia Restaurant after the Closing Date in exchange for a four percent (4%) management fee on all Gross Revenue of the Company (the “Management Fee”).

2.05 Issuance of Shares and other Consideration.

(a) SCI. On the Closing Date, the Company (i) shall issue to SCI twenty (20) shares of Common Stock and (ii) make a cash payment to SCI in an amount equal to Three Million Dollars ($3,000,000) (the “Contribution Payment”).

(b) Landry’s. On the Closing Date, the Company shall issue to Landry’s eighty (80) shares of Common Stock.

2.06 Effect of Failure To Make Contributions.

(a) Except as provided in Section 2.06(b), if any Stockholder fails to make its contributions as provided herein at the time required hereby, then the other Stockholder shall have the right to enforce any and all remedies available at law or in equity, including but not limited to, rescinding this Agreement, seeking injunctive relief and/or recovering damages.

(b) In the event SCI fails to make additional capital contributions to cover any cost overrun as required by Section 2.03 or any Excess Amount as required by Section 2.02(d), then Landry’s shall loan SCI such amount by funding it to the Company and SCI shall be obligated to reimburse Landry’s for the amount of the additional capital contribution plus interest at a rate of 8% compounded annually. Landry’s shall, at its option, be able to offset any amounts due by reducing the purchase price under Landry’s First Call Option, Landry’s Second Call Option or the SCI Put Option, as the case may be.

2.07 Landry’s Guarantee. Landry’s Restaurants, Inc. agrees to make capital contributions to Landry’s at such times and in such amounts as will permit Landry’s to fulfill its obligations to make capital contributions to the Company, as set forth in Section 2.02.

2.08 Interest on Capital Contributions. No Party shall receive, or be entitled to receive, interest on its contributions to the capital of the Company.

ARTICLE III

PAYMENTS TO SCI

3.01 Ancillary Payments.

(a) The Company shall make a cash payment to SCI in an amount equal to One Million Dollars ($1,000,000) upon the later of (i) the Closing Date or (ii) the execution of two lease agreements between the Company or any affiliate thereof and Disney (one of which shall relate to Disney “T-Rex” and the other which shall relate to Disney “Asia,” each in form and substance satisfactory to Landry’s).

(b) On or within two weeks after the Closing Date, the Company shall pay directly to the third party creditors of SCI or any of its affiliates the amounts listed on Schedule V.

The payments that are made by the Company pursuant to this Section 3.01 are herein referred to as the “Ancillary Payments.”

3.02 Royalty Fee. The Company will pay SCI a One Percent (1%) royalty fee each month on all Gross Revenue of the Company (the “Royalty Fee”). The royalty fee shall cease upon the earlier of (i) the exercise of Landry’s First Call Option or Landry’s Second Call Option by Landry’s, (ii) the exercise of the SCI Put Option by SCI or (iii) the dissolution of the Company pursuant to Article X.

3.03 Research and Development Budget. During the first year after the Closing Date, the Company will pay SCI One Million Dollars ($1,000,000) as a research and development payment to be used by SCI to cover general and administrative expenses of SCI (including all employee salaries and travel expenses). After the first year, the Company shall pay SCI (a) Two Hundred Fifty Thousand Dollars ($250,000) a year to cover the salary of SCI’s Key Employee and the Company shall reimburse separately the reasonable travel expenses (of approved travel documented in accordance with Landry’s travel reimbursement policies) of SCI’s Key Employee plus (b) the reasonable salary and travel expenses (of approved travel documented in accordance with Landry’s travel reimbursement policies) of any SCI employee, other than the SCI Key Employee, identified by the Executive Committee as necessary for the development of the T-Rex/Asia Restaurants; provided, however, that the payment of such salary and travel expenses is contingent on the fulfillment by such SCI employee of such terms and conditions as determined by the Executive Committee (in its sole discretion), including, without limitation, that such SCI employee may be required to relocate to Houston, Texas. Such salary and travel expenses shall cease to be paid, except to the SCI Key Employee, upon the opening of the Disney Restaurants. The research and development payment provided for in this Section 3.03 shall be paid monthly over a one-year period in an amount equal to the budget amount for the applicable year divided by twelve (12). These payments shall cease upon Landry’s exercise of Landry’s First Call Option or Landry’s Second Call Option, SCI’s exercise of SCI’s Put Option or the dissolution of the Company pursuant to Article X. In the event that Landry’s First Call Option, Landry’s Second Call Option or SCI’s Put Option is exercised prior to the fifth anniversary of the opening of the T-Rex Disney Restaurant in Orlando, Florida, the Company and SCI’s Key Employee shall enter into a Consulting Agreement, in the form attached hereto as Exhibit D, which shall provide, among other things, that SCI’s Key Employee shall (i) give the Company creative input and oversee the creative design aspects of the T-Rex/Asia Restaurants, (ii) review and consider all matters relating to proposed substantive changes to the concept of the T-Rex/Asia Restaurants and (iii) provide recommendations to the Board of Directors of the Company with respect to any substantive or material changes proposed to be made to the concept of the T-Rex/Asia Restaurants. In the event the Consulting Agreement is entered into as provided above, the Company shall give Disney notice of the execution and delivery of the Consulting Agreement at the address and in the manner provided for notice to be given under the terms of any existing lease agreement between the Company or any of its affiliates and Disney.

3.04 Fourth Restaurant. The Company will pay SCI an additional One Million Dollars ($1,000,000) upon the signing and subsequent opening of a fourth (4th) T-Rex/Asia Restaurant by the Company.

3.05 Additional Restaurant. After Landry’s exercises Landry’s First Call Option or Landry’s Second Call Option or SCI’s exercise of SCI’s Put Option, SCI will be paid Two Hundred Fifty Thousand Dollars ($250,000), for any new location developed and offered to the Company by SCI which results in the opening of a new restaurant location.

ARTICLE IV

BUSINESS OPPORTUNITIES

4.01 General. For so long as SCI or any of its affiliates is an equity owner in the Company, the Parties agree that all T-Rex/Asia Restaurants and any other related business utilizing the “T-Rex” and “Asia” concepts anywhere in the world will be developed, constructed, marketed, operated and managed solely through the Company and that all ideas, creative concepts and any other Intellectual Property created by SCI or any of its affiliates that in any way relate to the T-Rex/Asia Restaurants, the T-Rex Assets or the Asia Assets shall be the property of the Company without requiring any additional payments or other compensation

4.02 Restricted Business/Non-competition Agreement. For so long as SCI or any of its affiliates is an equity owner in the Company and for a period of three (3) years thereafter, SCI and its affiliates shall be prohibited from competing with any of the T-Rex/Asia Restaurants by owning or operating a dinosaur-themed restaurant and shall be prohibited from owning, investing in, managing or being otherwise involved or associated with an operating themed restaurant or themed eatery of any kind within 30 miles of any opened T-Rex/Asia Restaurant or any T-Rex/Asia Restaurant which is in the planning stages on or prior to the date SCI ceases to be an equity owner (the “Restricted Business”).

4.03 Restaurant Right of First Refusal. For so long as SCI or any of its affiliates is an equity owner in the Company and for a period of three (3) years thereafter, any restaurant idea and any opportunity to develop a new restaurant concept created by SCI or any of its affiliates shall be first offered to Landry’s in accordance with the procedure set forth in Section 4.05.

4.04 Exceptions to Non-competition Agreement.

(a) Nothing in Section 4.02 shall in any way restrict or impair SCI’s or its affiliates’ ability to own, directly or indirectly, less than five (5%) percent of the outstanding voting securities of an entity that is listed on a national securities exchange or quoted on The Nasdaq Stock Market or is otherwise required to file periodic reports under the Exchange Act.

(b) If a restaurant which would otherwise be considered to be a Restricted Business is offered to Landry’s (the “Restricted Business ROFR”) in accordance with the procedures set forth in Section 4.05, and Landry’s elects not to pursue such restaurant, then SCI shall be free to pursue such specific restaurant at the specific location included in the Restricted Business ROFR and SCI shall no longer be subject to the non-competition agreement contained in Section 4.02 with respect to only that specific restaurant at the specified location; provided, however that such restaurant must be pursued within 270 days of the date of the notification that Landry’s elects not to pursue it under terms no more favorable than those offered to Landry’s or the restaurant must be reoffered to Landry’s in accordance with this Section 4.04(b).

4.05 Procedures. In the event that Landry’s is entitled to the right of first refusal provided in Section 4.03 or a Restricted Business ROFR, then as soon as practicable, SCI or its affiliate shall notify Landry’s of such restaurant opportunity or idea and deliver to Landry’s all relevant information prepared by or on behalf of SCI or any of its affiliates relating to such restaurant opportunity or idea, including, specifically, the proposed location for such restaurant. As soon as practicable but in any event within 45 days after receipt of such notification and information, Landry’s shall notify SCI that either (i) Landry’s has elected not to pursue the restaurant, or (ii) Landry’s has elected to pursue the restaurant on the terms provided in the notification. If, at any time, Landry’s abandons such restaurant, SCI or its affiliates may pursue such restaurant pursuant to terms no more favorable than those presented to Landry’s and only at the specific location presented to Landry’s. With respect to any restaurant which is permitted to be pursued by SCI or its affiliates in accordance with Section 4.04 and this Section 4.05, such restaurant must be pursued within 270 days of the date of the notification that Landry’s elects not to pursue it or the restaurant opportunity or idea must be reoffered to Landry’s in accordance with this Section 4.05.

4.06 Scope of Prohibition. Except as provided in this Article IV, SCI and its affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with Landry’s or the Company. Except as provided in Sections 4.01 and 4.05 nothing herein shall be deemed to prohibit Landry’s from developing competing concepts or competing restaurants.

4.07 Enforcement. The Parties agree and acknowledge that the Company does not have an adequate remedy at law for the breach by either of them of its covenants and agreements set forth in this Article IV, and that any breach of the covenants and agreements set forth in this Article IV would result in irreparable injury to the Company. The Parties further agree and acknowledge that the Company may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Parties and their affiliates from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article IV of this Agreement.

ARTICLE V

MANAGEMENT

5.01 Board of Directors.

(a) Members. Each of SCI and Landry’s agrees that the Company’s Board of Directors shall consist of no more than four (4) members and the number of members on the Company’s Board of Directors shall at all times equal the number of persons which have been designated from time to time in accordance with this Section 5.01(a). If any Stockholder which has the right to designate a member of the Board of Directors in accordance with this Section 5.01(a) has not designated such member to the Company’s Board of Directors, each of the Parties agrees that such Stockholder may designate a member of the Board of Directors at any time, or from time to time. Until such time as any Stockholder which has the right to designate a member of the Board of Directors in accordance with this Section 5.01(a) has designated such member to the Company’s Board of Directors, the number of members on the Company’s Board of Directors shall be reduced by the number of members which have not yet been designated. Each of SCI and Landry’s further agrees Landry’s shall be entitled to designate three (3) directors who shall initially be Tilman J. Fertitta, Rick H. Liem, and Steven L. Scheinthal and SCI shall be entitled to designate one (1) director who shall initially be Steven Schussler; provided, however, that upon the exercise of (i) either Landry’s First Call Option or Landry’s Second Call Option or (ii) SCI’s Put Option, SCI’s designated director shall resign and SCI shall have no further rights pursuant to this Section 5.01(a).

(b) Removal. Subject to the fiduciary obligations of each member of the Board of Directors, only the Party who designated a director may remove such director.

(c) Vacancies. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under Section 5.01(a) shall be filled by another person designated and/or elected in a manner so as to preserve the constituency of the Board of Directors as provided above.

5.02 Executive Committee.

(a) Power. The Bylaws of the Company shall provide that there will be an Executive Committee of the Company’s Board of Directors (the “Executive Committee”) authorized to exercise all the powers and authority of the Board of Directors, subject to applicable law, to determine any and all terms and conditions of, and to approve, adopt, ratify and confirm any and all documentation and actions incidental to any obligation, action, transaction, payment, right or responsibility contemplated in this Agreement. Notwithstanding the foregoing, the Board of Directors shall take all actions required with respect to any proposed merger, consolidation or sale of all or substantially all of the assets of the Company or the sale of any equity interests in the Company.

(b) Members. The Executive Committee shall consist of not less than two (2) members of the Board of Directors. All members of the Executive Committee shall be designated by Landry’s.

(c) Report to Board. All formal actions of the Executive Committee shall be reported to the Board of Directors at or prior to the next regular meeting of the Board of Directors.

(d) Governance. The Executive Committee may adopt such other rules and regulations for calling and holding its meetings and for the transaction of business at such meetings as may be necessary or desirable and not inconsistent with the provisions of the Bylaws of the Company.

5.03 Related Party Agreements. Affiliates of the Company may deal and contract with the Company; provided, however, that all such contracts shall be on terms at least as favorable to the Company as any then being offered by qualified and competent non-affiliated, comparable entities or persons performing similar services.

5.04 Corporate Expenses. The Company shall be responsible for and shall pay all Corporate Expenses. All Corporate Expenses shall be paid out of funds of the Company determined by the Executive Committee in its good faith sole discretion to be available for such purpose. As used herein, “Corporate Expenses” means all fees, costs, expenses, open purchase orders, liabilities, charges, and other obligations incurred with respect to the conduct of the business of the business of the Company and its business and assets, as determined by the Executive Committee, and shall include, without limitation, the following:

(a) all fees and expenses of accountants, attorneys, consultants, engineers, brokers, and other professional advisors incurred by the Company, including out-of-pocket costs or expenses incurred by the Stockholders on behalf of the Company in connection with (i) maintaining, operating, and managing the Company and its business, (ii) initiating, investigating, evaluating, researching, negotiating, structuring and arranging transactions, business alliances and asset acquisitions by or of the Company (whether or not consummated), (iii) monitoring, managing, evaluating, restructuring, reorganizing, refinancing, or recapitalizing any Company asset or indebtedness and (iv) initiating, investigating, evaluating, researching, negotiating, structuring, arranging, and effectuating the disposition of, any Company asset (whether or not consummated);

(b) all taxes, fees, and other governmental charges levied against the Company or its assets or business;

(c) all fees and expenses incurred in connection with the registration, qualification or exemption of the Company under any applicable federal, state, or local law;

(d) all fees and expenses relating to the preparation of the quarterly unaudited and annual unaudited financial statements of the Company (the “Unaudited Financial Statements”), the local, state and federal income, franchise and other tax returns of the Company, other regulatory reports and filings of the Company, and all other documents, opinions, appraisals and reports required to be delivered to the Stockholders pursuant to the provisions of this Agreement; provided, however, that if SCI requests that any of the Unaudited Financial Statements are audited and such an audit results in adjustments to net income of (i) more than 4%, then Landry’s shall pay for such audit or (ii) less than 4%, then SCI shall pay for such audit;

(e) all fees and expenses incurred in connection with any litigation, mediation, arbitration or other legal or tax proceeding involving the Company or any of its assets (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(f) all fees and expenses incurred in connection with the collection of amounts due to the Company;

(g) all fees and expenses incurred in connection with the dissolution and liquidation of the Company; and

(h) all costs and expenses incurred in connection with any obligations to provide indemnification or contribution to any indemnitee pursuant to Article XI, pursuant to any approval by the Executive Committee or as a matter of law.

ARTICLE VI

SCI’S PUT OPTION

6.01 Put Option in Favor of SCI. SCI shall have the right to require Landry’s to purchase SCI’s Common Stock at anytime after at least three (3) of the T-Rex/Asia Restaurants have been open and operating for twenty-five (25) months; provided, however, with respect to any of the three (3) T-Rex/Asia Restaurants that are located at or associated with Disney (the “Disney Restaurants”), such Disney Restaurant shall have been open and operating for at least thirteen (13) months (“SCI’s Put Option”).

6.02 Purchase Price. The purchase price to be paid by Landry’s upon exercise of SCI’s Put Option shall be equal to the lesser of (i) the ratio of Three Million Five Hundred Thousand Dollars ($3,500,000) for every full Two Million Dollars ($2,000,000) in Restaurant Level Profit or (ii) Thirty Five Million Dollars ($35,000,000). Landry’s shall, at its option, be able to offset the purchase price by (x) any amounts owed to it pursuant to Section 2.06(b), (y) any damages or losses it has incurred as a result of a breach by SCI of a representation, warranty or covenant under this Agreement or the Contribution Agreement and (z) any indemnification owed pursuant to Article XI; provided, however, in the case of (y) and (z) above, such offset shall occur only after the amount of such damages or losses has been mutually agreed to by SCI and Landry’s or has been determined through arbitration pursuant to Article XII hereof. For purposes of (i) above, Restaurant Level Profit shall be calculated for the Trailing Twelve-Month Period as of the date of the Exercise Notice for all T-Rex/Asia Restaurants that have been open and operating for at least a full twenty-five (25) months or, with respect to any T-Rex/Asia Restaurant that is a Disney Restaurant, such Disney Restaurant shall have been open and operating for at least a full thirteen (13) months. For the avoidance of doubt, no T-Rex/Asia Restaurant (other than a Disney Restaurant) shall be used in the calculation of Restaurant Level Profit if it has not been open and operating for at least a full twenty-five (25) months.

6.03 Exercise Notice. Upon SCI’s exercising the SCI Put Option, it shall give Landry’s written notice thereof (the “Exercise Notice”).

6.04 Answering Notice. Within fifteen (15) business days after receipt of the Exercise Notice, Landry’s shall advise SCI in writing (the “Answering Notice”) of the proposed purchase price and a detailed explanation of the valuation methodology and supporting information utilized by Landry’s in arriving at its proposed purchase price.

6.05 Responding Notice. Within fifteen (15) business days after SCI receives the Answering Notice, SCI shall respond to Landry’s in writing (the “Responding Notice”) stating: (a) SCI’s agreement with Landry’s purchase price, (b) SCI’s disagreement with such purchase price and any revised purchase price, or (c) that SCI is withdrawing its Exercise Notice without prejudicing its rights under this Article VI.

6.06 Resolution of Disputed Value. In the event SCI and Landry’s fail to reach agreement on the purchase price within ten (10) business days following Landry’s receipt of the Responding Notice, either Party may refer the remaining matters in dispute to arbitration as described in Article XII.

6.07 Payment of Purchase Price. As soon as practicable, but in no event later than forty-five (45) business days after the purchase price is finally established, Landry’s shall pay SCI the applicable purchase price in cash, subject to Landry’s withholding, pending the final outcome of arbitration pursuant to Article XII, of such amount as it reasonably estimates is necessary to cover any claim for which it would be entitled to offset. Upon payment of the purchase price, SCI shall cease to be a Stockholder in the Company and certificates representing Common Stock held by SCI shall be returned to the Company by SCI and cancelled by the Company.

6.08 Notice to Disney. In the event the SCI Put Option is exercised, the Company shall give Disney notice of the exercise at the address and in the manner provided for notice to be given under the terms of any existing lease agreement between the Company or any of its affiliates and Disney.

ARTICLE VII

LANDRY’S CALL OPTION

7.01 Call Options in Favor of Landry’s.

(a) Landry’s shall have the right to purchase all of SCI’s Common Stock (“Landry’s First Call Option”) (i) upon a Change in Control or (ii) anytime after three (3) years from the date hereof for a cash amount equal to Thirty-Five Million Dollars ($35,000,000).

(b) Landry’s shall have the right to purchase all of SCI’s Common Stock (“Landry’s Second Call Option”) anytime after five (5) years from the date hereof for a cash amount equal to the lesser of (i) the ratio of Three Million Five Hundred Thousand Dollars ($3,500,000) for every full Two Million Dollars ($2,000,000) in Restaurant Level Profit or (ii) Thirty Five Million Dollars ($35,000,000), if none of the following have occurred:

(1) the leased properties under the lease agreements between the Company or its affiliate and Disney related to “T-Rex” or Disney “Asia” have been delivered;

(2) an alternative site which has been reasonably approved by Landry’s, such as an alternative site in Anaheim, California, Downtown Disney or Animal Kingdom, has been delivered;

(3) a comparable site which has been reasonably approved by Landry’s, such as Universal Studios Theme Park in Florida or California, has been delivered; or

(4) another T-Rex/Asia Restaurant that has opened and is operating has revenues in its second full year of operation of greater than $25 million.

(c) Landry’s shall, at its option, be able to offset the amount to be paid under Landry’s First Call Option by (x) any amounts owed to it pursuant to Section 2.06(b), (y) any damages or losses it has incurred as a result of a breach by SCI of a representation, warranty or covenant under this Agreement or the Contribution Agreement not otherwise accounted for in (x) above, or (z) any indemnification owed pursuant to Article XI; provided, however, in the case of (y) and (z) above, such offset shall occur only after the amount of such damages or losses has been mutually agreed to by SCI and Landry’s or has been determined through arbitration pursuant to Article XII hereof; provided, however, that if payment of the purchase price is to be made prior to the final outcome of arbitration pursuant to Article XII, Landry’s shall be entitled to withhold such amount as it reasonably estimates is necessary to cover such claim from any payment to be made in accordance with this Section 7.01.

(d) Landry’s shall, at its option, be able to offset the amount to be paid under Landry’s Second Call Option by (w) any amounts paid to SCI pursuant to Section 3.01(a), (x) any amounts owed to it pursuant to Section 2.06(b), (y) any damages or losses it has incurred as a result of a breach by SCI of a representation, warranty or covenant under this Agreement or the Contribution Agreement not otherwise accounted for in (x) above, or (z) any indemnification owed pursuant to Article XI; provided, however, in the case of (y) and (z) above, such offset shall occur only after the amount of such damages or losses has been mutually agreed to by SCI and Landry’s or has been determined through arbitration pursuant to Article XII hereof; provided, however, that if payment of the purchase price is to be made prior to the final outcome of arbitration pursuant to Article XII, Landry’s shall be entitled to withhold such amount as it reasonably estimates is necessary to cover such claim from any payment to be made in accordance with this Section 7.01.

7.02 Exercise Notice. Upon the exercise of Landry’s First Call Option or Landry’s Second Call Option, as the case may be, by Landry’s it shall give SCI written notice thereof. The written notice shall state that Landry’s is exercising Landry’s First Call Option or Landry’s Second Call Option, as the case may be, and the date upon which such acquisition shall occur, which date shall be no longer than ten (10) business days from the date the notice is sent. Landry’s shall pay the purchase price, as may be offset pursuant to Section 7.01, by wire transfer in immediately available funds to an account designated by SCI. Upon payment of the purchase price, SCI shall cease to be a Stockholder in the Company and certificates representing Common Stock held by SCI shall be returned to the Company by SCI and cancelled by the Company.

7.03 Notice to Disney. In the event Landry’s First Call Option or Landry’s Second Call Option, as the case may be, is exercised, the Company shall give Disney notice of the exercise at the address and in the manner provided for notice to be given under the terms of any existing lease agreement between the Company or any of its affiliates and Disney.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.01 Representations and Warranties. Each SCI and Landry’s represents and warrants to the other as follows:

(a) It has all requisite power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement.

(b) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

(c) The execution, delivery and performance of this Agreement by it does not (i) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to it.

(d) No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by it in order to effectuate the transactions contemplated hereby.

(e) It is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement or the rights of any party hereunder.

8.02 Closing Certificates. On the Closing Date, each of SCI and Landry’s shall have furnished to one another a certificate, dated as of the Closing Date, of the President or a Vice President and the Chief Financial Officer stating that the representations, warranties and agreements of such party contained in this Agreement are true and correct at and as of the Closing Date.

ARTICLE IX

CONFIDENTIALITY

9.01 Confidential Information. The Parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each Party has and will have access to certain of the other Party’s Confidential Information. Each Party also understands and agrees that any misuse and/or disclosure of that information could adversely affect the other Party’s business. Accordingly, during the term of this Agreement and for a period of three (3) years thereafter, the Parties agree to keep such Confidential Information confidential and to use such information only in performing the activities contemplated under this Agreement. Upon written request at the expiration or termination of this Agreement, all such documented Confidential Information (and all copies thereof) owned by the requesting Party will be returned to the requesting Party.

9.02 Return or Destruction of Confidential Information. All materials provided to a Recipient Party containing Confidential Information shall remain the property of the Providing Party and shall be returned to the Providing Party upon its request, together with all copies thereof, within three business days following the request. In the event of such a request, in lieu of returning that portion of the Confidential Information which was prepared by the Recipient Party based on the Providing Party’s Confidential Information (including all copies, extracts and reproductions thereof), such portion of the Confidential Information may be destroyed, provided that the Party responsible for the destruction certifies in writing to the Providing Party that the destruction took place.

9.03 Legally Required Disclosures. If the Recipient Party is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or federal or state securities law, rule or regulation) to disclose any of the Confidential Information, it shall furnish the Providing Party with prompt written notice of such request or requirement in advance of its deadline together with a copy of the request or subpoena, and shall cooperate with the Providing Party so that the Providing Party may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, or if the Providing Party elects to waive compliance with the provisions hereof, the Recipient Party may disclose only the minimum portion of the Confidential Information that it is advised by counsel is legally required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

9.04 Remedies. Both Parties agree that monetary damages will not be a sufficient remedy for any breach of this Article IX and that both Parties shall be entitled to seek equitable relief, including a temporary restraining order, permanent injunction and specific performance, in the event of any actual or threatened breach of this Article IX by the other Party, in addition to all other remedies available at law or in equity. Both Parties agree to reimburse the other Party for all liability, loss, cost, damage or expense, including reasonable attorneys’ fees, incurred by such other Party in successfully enforcing its rights under this Article IX.

ARTICLE X

TERM AND TERMINATION

10.01 Date of Termination. The Company shall be dissolved and this Agreement shall terminate on the earlier to occur of:

(a) the decision of the Board of Directors;

(b) if the Closing Conditions have not occurred on or prior to March 10, 2006; or

(c) January 5, 2046.

10.02 Effect of Termination. If the Company is dissolved, then Company shall be wound up in accordance with applicable law. After the Company’s liabilities have been paid or provision is made therefor the Company will distribute its remaining assets first to the Stockholders in proportion to and to the extent of any loans made to the Company pursuant to Section 2.03 and, second to the Stockholder in proportion to its ownership of Common Stock.

ARTICLE XI

INDEMNIFICATION

11.01 Indemnification by SCI.

(a) SCI shall indemnify and hold Landry’s and each of its affiliates, employees, directors, distributors, agents, customers, licensees, attorneys, successors and assigns harmless from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (a “Claim”), arising out of any matter pertaining to SCI or the Contributed Assets (other than with respect to the amounts owed on Assets on Consignment as further described on Schedule III and the Payables and Notes listed on Schedule V), prior to the Closing Date.

(b) If any right, concepts, mark, design or other asset delivered to the Company under this Agreement or the Contribution Agreement is found to infringe or misappropriate or is likely to infringe or misappropriate, any third party’s Intellectual Property, SCI shall, at SCI’s choice and expense and in addition to the obligations set forth in Section 11.01(a) either (1) obtain from such third party the right for the Company to continue to use and sell the right, concepts, mark, design or other asset, or (2) modify the right, concepts, mark, design or other asset to avoid and eliminate such infringement or misappropriation, as the case may be; provided, however, that such modification shall comply with all quality requirements and specifications.

11.02 Indemnity for Excluded Liabilities. SCI further agrees to indemnify and hold Landry’s and each of its affiliates, employees, directors, distributors, agents, customers, licensees, attorneys, successors and assigns harmless from and against any Claims incurred or suffered by any of them arising out of, resulting from, or relating to any of the Excluded Liabilities.

11.03 Indemnity by Company. The Company further agrees to indemnify and hold SCI and each of its affiliates, employees, directors, distributors, agents, customers, licensees, attorneys, successors and assigns harmless from and against any Claims incurred or suffered by any of them arising out of the indemnification obligations of SCI under Section 14 of the Confirmatory Agreements by and between SCI and Cunningham Group Architecture, P.A., SCI and Rothweiler; SCI and Schuler; and SCI and Frattalon.

ARTICLE XII

DISPUTE RESOLUTION

12.01 Arbitration of Claims. (a) Any dispute, controversy, difference or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, which cannot be amicably resolved by the Parties within 30 calendar days after receipt by a Party of written notice from any other Party that such a dispute, controversy, difference or claim exists shall be settled by final and binding arbitration in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Arbitration Rules”); provided, however that either Party may seek an injunction in connection with such claim outside of arbitration in any court of applicable jurisdiction in Houston, Harris County, Texas. If any Party desires to submit a dispute to arbitration, such party shall notify the other in writing, setting forth the matter in controversy in reasonable detail (the “Arbitration Notice”). Any dispute shall be solely and finally settled by a board of arbitrators consisting of three (3) arbitrators. The Arbitration Notice shall appoint a qualifying non-neutral arbitrator. A “qualifying non-neutral” arbitrator shall be a person who is not (i) a present or former employee of either Party or an affiliate of either Party or (ii) currently counsel or a consultant to either Party or otherwise affiliated with either Party or an affiliate of either Party. Such qualifying non-neutral arbitrator hereafter may be referred to as the “First Arbitrator.” Within ten (10) business days following receipt of the Arbitration

Notice and appointment of the First Arbitrator, the Party receiving such Arbitration Notice shall appoint a qualifying non-neutral arbitrator, as defined above. Such qualifying non-neutral arbitrator hereafter may be referred to as the “Second Arbitrator.” If either Party fails to select a non-neutral qualifying arbitrator or provide notice to the other Party of such selection within the ten (10) business day period, the selection of the Second Arbitrator shall be made by the American Arbitration Association (“AAA”). Within ten (10) business days following their selection, the First Arbitrator and Second Arbitrator shall select a third arbitrator (the “Third Arbitrator”). The Third Arbitrator shall be a “neutral” arbitrator who shall be a person not subject to disqualification under Rule No. 19 of the Commercial Arbitration Rules. If the First Arbitrator and Second Arbitrator fail to agree upon the selection of the Third Arbitrator within such ten (10) business day period, the AAA shall have the right to make such selection. The arbitration shall be conducted and concluded as soon as reasonably practicable, and in all events the decision of the arbitrator shall be made in writing within 30 days after the conclusion of discovery and in any event no later than 90 days after the appointment of the arbitrators.

12.02 Finality of Award. The Parties agree that the award of the arbitral tribunal (the “Arbitration Award”): (a) shall be conclusive, final and binding upon the Parties; (b) shall be the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the arbitral tribunal; and (c) if containing elements of injunctive relief, as specifically provided for herein, may be made in such interim manner (pending final resolution of the controversy presented) as the arbitral tribunal may deem appropriate to protect the interests of any aggrieved or potentially aggrieved Party.

12.03 Applicable Law. The Arbitration Award shall be based exclusively on the provisions of this Agreement; provided, however, that to the extent that the subject matter for the Arbitration Award is not set forth within this Agreement, it shall be based on the laws of the State of Texas (without regard to conflicts of law provisions). In addition, in the case of any conflict between the provisions of the Commercial Arbitration Rules and the provisions of this Agreement, the provisions of this Agreement shall govern.

12.04 Waiver of Immunity. The Parties further agree: (a) that their mutual decision to resolve their disputes by arbitration as provided in this Agreement is an explicit waiver of immunity against enforcement and execution of the Arbitration Award and any judgment thereon; and (b) that the Arbitration Award and any judgment thereon, if unsatisfied, may be entered in and shall be enforceable by the courts of any nation having jurisdiction over the person or property of the Party against whom the Arbitration Award has been rendered.

12.05 Notice. All notices to be given in connection with the arbitration shall be as provided in Section 13.01 of this Agreement.

12.06 Payment. The Arbitration Award shall be made and shall be payable free of any tax or any other deduction. The Arbitration Award shall include interest, at a rate determined as appropriate by the arbitral tribunal, as of the date of any breach or other violation of this Agreement to the date when the Arbitration Award is paid in full.

12.07 Expenses. All costs of arbitration and enforcement of the Arbitration Award, including reasonable attorneys’ fees and court costs, costs of expert witnesses, transportation, lodging and meal costs of the Parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs shall be apportioned by the arbitrator selected pursuant to Section 12.01 of this Agreement with a view to allocating costs to the Party that does not prevail in the arbitration.

12.08 Arbitral Ruling. The Parties will obtain the agreement of the arbitrator to the following: (a) the arbitrator shall provide a written ruling, stating in separate sections the finding of fact and conclusions of law on which the ruling is based and (b) such ruling shall be due no later than 30 days after the final hearing.

12.09 Specific Performance. In the event of any breach by a Party of the terms of this Agreement which would cause any non-breaching Party to be irreparably harmed or for which such non-breaching Party could not be made whole by monetary damages, then in such circumstances such non-breaching Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted pursuant to this Article XII and in any action instituted in any court of applicable jurisdiction in Houston, Harris County, Texas, to enforce any interim or final Arbitration Award rendered pursuant to this Article XII or to seek specific performance in any such court in lieu of arbitration.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01 Notice. Wherever under this Agreement one Party is required or permitted to give notice to the other Party, such notice shall be made in writing by personal-delivery, first class mail (registered or certified, with return receipt requested), telecopier (with “answer back” confirmation), electronic mail (with “reply to confirm receipt”), or overnight air courier guaranteeing next day delivery. Notice shall be deemed given on the date of the receipt. The address for notice shall be as follows:

in the case of the Company,
Landry’s and Landry’s
Restaurants, Inc.:	1510 West Loop South
Houston, Texas 77027
Facsimile: (713) 386-7070
Attention: Steven L. Scheinthal
Email: sscheinthal@ldry.com

with a copy, which shall not constitute notice, to:	Baker Botts, L.L.P.
910 Louisiana
Houston, TX 77002
Facsimile: (713) 229-1522
Attention: Charles Szalkowski
Email: charles.szalkowski@bakerbotts.com

in the case of SCI:	858 Decatur Avenue North
Golden Valley, MN 55427
Facsimile: (763) 746-3701
Attention: Steven Schussler
Email: steven@schusslercreative.com

with a copy, which shall not constitute notice, to:	Maslon Edelman Borman & Brand
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Facsimile: (612) 642-8313
Attention: Douglas T. Holod
Email: doug.holod@maslon.com

Any Party may change its address for notice by like notice.

13.02 Survival. The provisions of Article I, Article IV, Article VI, Article VII, Article IX, Article X, Article XI, and Article XII of this Agreement shall survive termination of this Agreement.

13.03 Authority. Each Party to this Agreement has the full corporate power, legal capacity and authority to execute and deliver this Agreement and to perform such Party’s obligations in this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Party hereto, enforceable against each such Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or any applicable law that limits rights to indemnification or the application of public policy restrictions on non-competition agreements and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

13.04 Limitation on Liability. EXCEPT IN SATISFACTION OF INDEMNIFICATION OBLIGATIONS UNDER Article XI OF THIS AGREEMENT, NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, ARISING FROM OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.05 Binding Nature and Assignment. This Agreement shall be binding on the Parties and their respective successors and assigns. No Party may assign this Agreement without the prior written consent of the other Party; provided, however, that Landry’s may assign this Agreement to one or more of its affiliates without the consent of SCI, provided that such affiliate agrees in writing to assume the obligations of Landry’s hereunder in accordance with Section 13.06.

13.06 Transfer of Stock and Joinder. No Party shall Transfer all or any portion of its Common Stock in the Company unless the Transfer is approved by the Executive Committee; provided that such approval by the Executive Committee shall not be required for a Transfer of all or any portion of a Party’s Common Stock in the Company to an affiliate of such Party. In connection with any Transfer of all or any portion of Common Stock in the Company, such transferee shall execute and deliver a counterpart signature page to this Agreement and agree to become a party to and be bound by the provisions of this Agreement.

13.07 Performance by Landry’s Affiliates. Any rights or obligations of Landry’s hereunder may be exercised or satisfied by Landry’s or any one or more of its affiliates. Specifically, but without limitation, Landry’s may cause one of its affiliates to purchase SCI’s interest pursuant to SCI’s Put Option or pursuant to Landry’s First Call Option or Landry’s Second Call Option. In the event an affiliate of Landry’s purchases SCI’s Common Stock, it shall become a party to this Agreement pursuant to the terms of Section 13.06.

13.08 Force Majeure. No Party shall be liable for any delay in completion of work hereunder or of the non-performance of any term or condition of this Agreement directly or indirectly resulting from delays caused by Acts of God; acts of the public enemy; strikes; lockouts; epidemic and riots; power failure; water shortage or adverse weather conditions; or other causes beyond the control of the Parties. In the event of any of the foregoing, the time for performance shall be equitably and immediately adjusted, and in no event shall any Party be liable for any consequential or incidental damages from its performance or non-performance of any term or condition of this Agreement. The Parties shall resume the completion of work under this Agreement as soon as possible subsequent to any delay due to force majeure.

13.09 Publicity; Confidentiality. Except as provided elsewhere in this Agreement, all media releases, public announcements and public disclosures by any Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material (but not including any announcement intended solely for internal distribution or any disclosure required by legal, stock exchange, accounting or regulatory requirements beyond the reasonable control of the Party), will be coordinated with and will be subject to final approval by Landry’s prior to release (which approval shall not be unreasonably withheld or delayed). Subsequent to any media release, public announcement or public disclosure announcing the existence of this Agreement, Landry’s shall have the right to list on its web-site the name of SCI and the fact that SCI has entered into this Agreement for as long as this Agreement is in existence. Except as expressly set forth in this Section 13.09, the terms of this Agreement constitute Confidential Information.

13.10 No Implied Licenses. No rights or licenses with respect to a Party’s Intellectual Property, Confidential Information, trademarks or other proprietary rights are granted or deemed granted to the other Party hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

13.11 Amendment; Waiver. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the Parties to this Agreement. No delay or omission by any Party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by any Party of any of the covenants to be performed by the other Party or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

13.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

13.13 Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without reference to the conflicts of laws principles thereof. Except for actions or proceeding subject to mandatory arbitration as provided in Article XII hereof, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties only in the courts of the State of Texas, Harris County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

13.14 Headings. Any headings or captions included herein are for convenience of reference only and shall not be used to construe this Agreement.

13.15 Counterparts. This Agreement may be executed in two or more counterparts or by facsimile transmission, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on both Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart or facsimile transmission copy.

13.16 Entire Agreement. This Agreement, the Management Agreement and the Contribution Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement. There are no representations, understandings or agreements that are not fully expressed in this Agreement, the Management Agreement and the Contribution Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

T-REX CAFE, INC.

By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal
Vice President

LCHLN, INC.

By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal
Vice President

SCHUSSLER CREATIVE, INC.

By:	/s/ Steven W. Schussler
Steven W. Schussler
President

Solely in connection with Section 2.07:

LANDRY’S RESTAURANTS, INC.

By:	/s/ Steven L. Scheinthal
Steven L. Scheinthal
Executive Vice President

Schedule I

Asia Assets

Schedule II

T-Rex Assets

Schedule III

Assets on Consignment

Schedule IV

SCI Intellectual Property

Schedule V

Payables and Notes

Schedule VI

Cost Cap

Location	Approximate Capital Expenditure
Kansas City “T-Rex” Kansas City, Missouri	$2 million

Disney “Asia” Disney World, Orlando, Florida	$10 million

Mohegan Sun “T-Rex” Connecticut	$5 million

Total	$17 million

Plus approximate pre-opening expenses of $1 million per location	$3 million

Total	$20 million

Multiplied by a 20% cost overrun	1.2

COST CAP	$24.0 million

Exhibit A

Contribution Agreement

Exhibit B

Escrow Agreement

Exhibit C

Management Agreement

Exhibit D

Form of Consulting Agreement